Exhibit 5.1

March 8, 2010

Volcano Corporation

3661 Valley Centre Drive, Suite 200

San Diego, California 92130

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Volcano Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of 1,248,669 shares of common stock, $0.001 par value per share, held by certain selling stockholders identified in the Prospectus (the “Shares”).

The Company has calculated the number of shares being registered based on (i) 153,038 shares (the “Initial Tranche”) issued to selling stockholders on January 7, 2010 pursuant to Merger Agreement, dated as of December 7, 2007 (the “Merger Agreement”), by and among the Company, Corazon Acquisition Inc., CardioSpectra Inc., and Christopher E. Banas and Paul Castella as shareholders’ representatives, in connection with the first milestone under the Merger Agreement, and (ii) 1,095,631 additional shares (the “Additional Shares”), which may be issued to the selling stockholders assuming (a) the achievement of all remaining performance milestones set forth in the Merger Agreement (b) the Company elects to pay all future milestone consideration in shares of its common stock, and (c) the per share price used to calculate the number of shares of the Company’s common stock to be issued is $17.18, which is the same per share price used to calculate the number of Initial Tranche Shares issued to the selling stockholders. The Additional Shares have not been earned are not currently outstanding. The actual number of Additional Shares issued to the selling stockholders could be materially greater or less than 1,095,631 shares of common stock depending whether and to what extend the future performance milestones are met and/or the actual average closing price of the Company’s common stock at the time such milestones are achieved.

In connection with this opinion, we have examined (i) the Registration Statement and the Prospectus, (ii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, and (iii) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Initial Tranche Shares have been duly authorized and validly issued and are fully paid and nonassessable; and the Additional Shares, if and when issued in accordance with the Merger Agreement will be duly authorized and validly issued and will be fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/S/ GORDON K. HO
Gordon K. Ho